SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 16, 2003

                      Better Minerals & Aggregates Company
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

              333-32518                               55-0749125
       (Commission File Number)           (IRS Employer Identification No.)

                          Route 522 North, P.O. Box 187
                      Berkeley Springs, West Virginia 25411
          (Address of principal executive offices, including zip code)

                                 (304) 258-2500
              (Registrant's telephone number, including area code)

                                       N/A
          (Former name or former address, if changed since last report)

Item 5.  Other Events.

       On April 16, 2003, Better Minerals & Aggregates Company issued a press release. A copy of such press release is attached hereto as Exhibit 99.1. In addition, the Company plans to file its Annual Report on Form 10-K for the year ended December 31, 2002 by April 18, 2003.



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                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, Better Minerals & Aggregates Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               Better Minerals & Aggregates Company


Date:    April 16, 2003          By:    /s/ Gary E. Bockrath
                                        --------------------------------
                                        Name:   Gary E. Bockrath
                                        Title:     Vice President and
                                                Chief Financial Officer


EXHIBIT INDEX

Exhibit Number           Description                                  Page



99.1                     Press release, dated April 16, 2003.


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                                  EXHIBIT 99.1

                 BETTER MINERALS & AGGREGATES COMPANY ANNOUNCES
                              STOCK SALE AGREEMENT

         BERKELEY SPRINGS, WV, April 16, 2003-- Better Minerals & Aggregates Company (BMAC), a leading producer of industrial minerals, announced today it has signed an agreement to sell its crushed stone and hot mixed asphalt business, Better Materials Corporation, to a subsidiary of Hanson Building Materials America, Inc. The purchase price is $152.0 million in cash and the assumption of approximately $3 million of debt. Net cash proceeds will be used to reduce the indebtedness of BMAC. Completion of the sale is subject to normal closing conditions, including regulatory approvals, the completion of geological and environmental due diligence, and real estate surveys. In addition, completion is subject to the agreement of BMAC's senior secured lenders to release any liens on the assets being sold.

 A portfolio company of D. George Harris & Associates (DGH&A) and JP Morgan Partners, BMAC is a leading supplier of: high quality silica sand and aplite for the glass, foundry, chemical, recreational and construction industries; fine ground silica and kaolin clay products for the paint, plastic and ceramic industries; and crushed stone, sand & gravel and hot mixed asphalt to contractors, road builders and ready-mix concrete and asphalt plants. Headquartered in Berkeley Springs, WV, the company has approximately 1,050 employees at its 26 facilities in the United States.